                                                                    Exhibit 3.1


                      RESTATED CERTIFICATE OF INCORPORATION


                                       OF

                            THE ARISTOTLE CORPORATION


                                Under Section 245

                                     of the

                        Delaware General Corporation Law


           I, John Crawford, President of The Aristotle Corporation (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, do hereby certify as follows:

           FIRST:     The name of the Corporation is The Aristotle Corporation.

           SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 25, 1986, under the name FFB Corp.

           THIRD: This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation without a vote of the stockholders in accordance with
                      Section 245 of the Delaware General Corporation Law.

           FOURTH: This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented. There is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

           FIFTH: The text of the Restated Certificate of Incorporation, as amended or supplemented heretofore, is hereby restated without further amendments or changes to read as set forth in full on Exhibit A attached hereto.
                                 ---------

           IN WITNESS WHEREOF, The Aristotle Corporation has caused this certificate to be signed by John Crawford, its President, whose signature shall constitute his acknowledgement, under penalty of perjury, that this instrument is the act and deed of The Aristotle Corporation and that the facts stated herein are true, this 21st day of February, 1997.

                                         THE ARISTOTLE CORPORATION



                                         By /s/John Crawford
                                            -------------------
                                           John Crawford
                                           Its President

                                                                      Exhibit A
                                                                      ---------

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            THE ARISTOTLE CORPORATION

           Article 1. Corporate Title. The name of the corporation is The
                      ---------------
Aristotle Corporation (the "Corporation").

           Article 2. Duration. The duration of the Corporation is perpetual.
                      --------

           Article 3. Purpose. The purpose or purposes for which the Corporation
                      -------
is organized are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "DGCL").

           Article 4. Capital Stock. The total number of shares of all classes
                      -------------
of the capital stock which the Corporation has authority to issue is six million (6,000,000) shares of which three million (3,000,000) shares shall be common stock, par value $.01 per share, amounting in the aggregate to thirty thousand dollars ($30,000), and three million (3,000,000) shares shall be serial preferred stock, par value $.01 per share, amounting in the aggregate to thirty thousand dollars ($30,000). The shares may be issued by the Corporation from time to time as approved by its board of directors without the approval of its shareholders. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of the shares of the Corporation. The consideration for the shares shall be cash, services actually performed for the Corporation, personal property, real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the board of directors of the Corporation, shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable.

           Nothing contained in this Article 4 (or in any resolution or resolutions adopted by the board of directors pursuant hereto) shall entitle the holders of any class or series of capital stock to more than one vote per share.

           A description of the different classes and series of the Corporation's capital stock and a statement of the designations, and the powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each class of and series of capital stock are as follows:

            A. Common Stock. Except as provided in this Article 4 (or in any
               ------------
resolution or resolutions adopted by the board of directors pursuant hereto), the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, including the election of directors. There shall be no cumulative voting rights in the election of directors. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

            Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the board of directors.

            In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preferences over the common stock in the event of liquidation, dissolution or winding up of the full preferential amounts of which they are respectively entitled, the holders of the common stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall be entitled after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

            B. Serial Preferred Stock. Except as provided in this Section 4, the
               ----------------------
board of directors of the Corporation is authorized by resolution or resolutions from time to time adopted and by filing a certificate pursuant to the applicable law of the State of Delaware, to provide for the issuance of serial preferred stock in series and to fix and state the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

            1. Designation and Amount. The first, second, third and fourth
               ----------------------
series of preferred stock of the Corporation shall be designated Series A Preferred Stock ("Series A Preferred Stock"), which shall consist of one hundred twenty-two thousand six hundred ninety (122,690) shares, Series B Preferred Stock ("Series B Preferred Stock") and Series C Preferred Stock ("Series C Preferred Stock"), which shall each consist of sixty-one thousand three hundred forty-five (61,345) shares, and Series D Preferred Stock ("Series D Preferred Stock"), which shall consist of twenty-five thousand (25,000) shares.

            2. Dividends Rights of Series A, B, C and D Preferred Stock. The
               --------------------------------------------------------
holders of the Series A, B, C and D Preferred Stock shall not be entitled to receive any dividends.

            3. Liquidation  Preference.  In the event of any liquidation,
               -----------------------
dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A, B, C and D Preferred Stock shall not be entitled to receive any distribution or payment of any kind.

            4. Corresponding Dividends and Distributions. In the event the
               -----------------------------------------
Corporation at any time or from time to time after April 12, 1994 and before the applicable Voting Termination Date shall make or issue a dividend or other distribution to be made to holders of its common stock payable in additional shares of common stock of the Corporation, without payment of any consideration by such holders, the Corporation shall contemporaneously therewith make or issue a dividend or distribution to holders of Series A, B, C and D Preferred Stock of the Corresponding Number of shares of additional Series A, B, C and D Preferred Stock. For the purposes hereof, (a) the "Corresponding Number" of shares for each holder of Series A, B, C and D Preferred Stock shall be determined by multiplying the number of outstanding shares of Series A, B, C and D Preferred Stock held by such holder immediately before the dividend or distribution by a fraction, the numerator of which shall be the aggregate number of outstanding shares of Common Stock issued as a dividend or distribution to the holders of Common Stock, and the denominator of which shall be the aggregate number of outstanding shares of Common Stock on the record date for the dividend or distribution, and (b) the "Voting Termination Date" shall mean April 11, 1999 with respect to the Series A and D Preferred Stock; April 11, 2000 with respect to the Series B Preferred Stock; and April 11, 2001 with respect to the Series C Preferred Stock.

            5. Right of Corporation to Redeem Series A, B, and C Preferred
               -----------------------------------------------------------
Stock; Put Right. The Corporation shall have the right, as and when determined
----------------
by the board of directors of the Corporation out of funds legally available therefor, to redeem the Series A, B, C and D Preferred Stock in whole or in part, for $0.001 per share, at any time after the applicable Voting Termination Date (as defined in Paragraph 4 above). Any holder of Series A, B, C or D Preferred Stock shall have the right to require the Corporation to purchase such holder's Series A, B, C or D Preferred Stock at any time for $0.001 per share (such right being referred to as a "Put Right").

           The shares to be included in any partial redemption shall be chosen by lot, to be conducted in such manner as the board of directors of the Corporation shall deem to be appropriate.

           Any redemption of Series A, B, C and D Preferred Stock by the Corporation shall be carried out in accordance with the following provisions:

                 (A) In the event the Corporation shall redeem shares of Series A, B, C and D Preferred Stock, notice of such redemption shall be given by certified mail, return receipt requested, or by recognized overnight delivery service, sent not less than ten (10) nor more than sixty (60) days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock record books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; and (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

                 (B) In the event that a holder of Series A, B, C or D Preferred Stock shall be entitled to and shall exercise his Put Right, notice of such holder's exercise of such Put Right shall be given to the Corporation by certified mail, return receipt requested, or by recognized overnight delivery service, sent not less than ten (10) nor more than sixty (60) days prior to the purchase date designated by such holder. Each such notice shall state: (i) the purchase date designated by such holder; and (ii) the number of shares of such series to be purchased.

                 (C) Notice having been mailed as aforesaid, then from and after the redemption or purchase date (unless default shall be made by the Corporation in providing money for the payment of the redemption or purchase price of the shares called for redemption or purchase), said shares shall: (i) be transferred or deemed transferred to the Corporation free and clear of all liens and encumbrances; (ii) no longer be deemed to be outstanding; and (iii) all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the redemption or purchase price) shall cease and terminate. Upon surrender in accordance with said notice of the certificates for any shares so redeemed or purchased (properly endorsed or assigned for transfer, if the board of directors of the Corporation shall so require), such shares shall be redeemed or purchased by the Corporation at the price aforesaid, without interest. In case fewer than all the shares represented by any such certificate are redeemed or purchased, a new certificate shall be issued representing the unredeemed or unpurchased shares without cost to the holder thereof. If the certificates evidencing ownership of redeemed shares are not surrendered to the Corporation within six
(6) years after the giving of such notice of redemption, then the Corporation shall have the right to retain the redemption price and to deem the shareholder to have waived his right to receive the redemption price or any further right or benefit from such certificate or shares.

                 D. Any shares of Series A, B, C and D Preferred Stock which shall at any time have been redeemed or purchased by the Corporation may, after such redemption or purchase, be cancelled or retired in the manner provided by applicable law.

                 6.   Covenant. In addition to any other rights provided by law,
                      --------
so long as shares of a Series A, B, C and D Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of such outstanding shares of such Series A, B, C and D Preferred Stock increase or decrease the number of shares of Series A, B, C and D Preferred Stock authorized hereby. The covenant set forth in this Paragraph shall terminate on the Voting Termination Date.

                 7.    Voting Rights. With respect to matters other than the
                       -------------
election of directors and the ratification of the appointment of auditors, the Series A, B, C and D Preferred Stock shall have one (1) vote per share until the respective Voting Termination Dates thereof and shall vote with the Common Stock as one class; after the respective Voting Termination Dates, Series A, B, C and D Preferred Stock, shall not have any voting rights. With respect to the election of directors and the appointment of auditors, the Series A, B, C and D Preferred Stock shall not have any voting rights at any time.

        Article 5. Preemptive Rights. Holders of the capital stock of the
                   -----------------
Corporation shall not be entitled to preemptive rights with respect to any shares or other securities of the Corporation which may be issued.

        Article 6. Directors. The Corporation shall be under the direction of a
                   ---------
board of directors. The board of directors shall consist of not less than seven directors nor more than 15 directors. The number of directors within this range shall be as stated in the Corporation's Bylaws, as may be amended from time to time, and shall initially consist of 13 directors. The board of directors shall divide the directors into three classes and, when the number of directors is changed, shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, that the directors in each class shall be as nearly equal in number as possible; provided, further, that no decrease in the number of directors shall affect the term of any director then in office.

       The classification shall be such that the term of one class shall expire each succeeding year. The Corporation's board of directors shall initially be divided into three classes named Class I, Class II and Class III, with Class I initially consisting of five directors and Class II and III each initially consisting of four directors. The terms, classifications, qualifications and election of the board of directors and the filling of vacancies thereon shall be as provided herein and in the Bylaws.

       Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified.

       Any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term by the concurring vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

       No director may be removed except for cause and then only by an affirmative vote of at least two-thirds of the total votes eligible to be voted by shareholders at a duly constituted meeting of shareholders called for such purpose. At least 30 days prior to such meeting of shareholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting.

       Article 7. Bylaws. The board of directors or the shareholders may from
                  ------
time to time amend the Bylaws of the Corporation. Such action by the board of directors shall require the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the board of directors called for such purpose. Such action by the shareholders shall require the affirmative vote of at least two-thirds of the total votes eligible to be voted at a duly constituted meeting of shareholders called for such purpose.

           Article 8. Special Meetings. Special meetings of shareholders may be
                      ----------------
called at any time but only by the chairman of the board or the president of the Corporation or by the board of directors of the Corporation.

           Article 9. Registered Office. The street address of the Corporation's
                      -----------------
initial registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of its initial registered agent at such address is The Corporation Trust Company.

           Article 10. Criteria for Evaluating Certain Offers. The board of
                       --------------------------------------
directors of the Corporation, when evaluating any offer to (i) make a tender or exchange offer for the common stock of the Corporation, (ii) merge or consolidate the Corporation with another institution, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the economic effects of acceptance of such offer on (a) depositors, borrowers and employees of the insured institution subsidiary or subsidiaries of the Corporation, and on the communities in which such subsidiary or subsidiaries operate or are located and (b) the ability of such subsidiary or subsidiaries to fulfill the objectives of an insured institution under applicable federal statutes and regulations.

           Article 11. Certain Business Combinations. The votes of shareholders
                       -----------------------------
and directors required to approve any Business Combination shall be as set forth in this Article 11. The term "Business Combination" is used as defined in subsection 1 of this Article 11. All other capitalized terms not otherwise defined in this Article 11 or elsewhere in this Certificate of Incorporation are used as defined in subsection 3 of this Article 11.

                  Subsection 1.   Vote Required for Certain Business
                                  ----------------------------------
           Combinations.
           ------------

                  A.   Higher Vote for Certain Business Combinations. In
                       ---------------------------------------------
           addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in subsection 2 of this Article 11:

                         (i)  any merger, consolidation or share
           exchange of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after the merger, consolidation or share exchange would be, an Affiliate or Associate (as the terms are hereinafter defined) of such Interested Shareholder prior to the transaction; or

                 (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition other than in the usual and regular course of business (in one transaction or a series of transactions in any twelve-month period) to any Interested Shareholder or any Affiliate or Associate of such Interested Shareholder, other than the Corporation or any of its Subsidiaries, of any assets of the Corporation or any Subsidiary having, measured at the time the transaction or transactions are approved by the board of directors of the Corporation, an aggregate book value as of the end of the Corporation's most recent fiscal quarter of ten percent or more of the total Market Value (as hereinafter defined) of the outstanding shares of the Corporation or of its net worth as of the end of its most recent fiscal quarter; or

                 (iii) the issuance or transfer by the Corporation, or any Subsidiary (in one transaction or a series of transactions) of any equity securities of the Corporation or any Subsidiary having an aggregate Market Value of five percent or more of the total Market Value of the outstanding shares of the Corporation to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Corporation or any of its Subsidiaries, except pursuant to the exercise of warrants, rights or options to subscribe to or purchase securities offered, issued or granted pro rata to all holders of the Voting Stock (as hereinafter defined) of the Corporation or any other method affording substantially proportionate treatment to the holders of Voting Stock; or

                 (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or any Subsidiary proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of such Interested Shareholder, other than the Corporation or any of its Subsidiaries; or

                 (v)      any reclassification of securities

           (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing the proportionate amount of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Corporation or any of its Subsidiaries;

shall be approved by affirmative vote of at least (a) the holders of two-thirds of the total number of outstanding shares of Voting Stock and (b) the holders of a majority of the voting power of the outstanding shares of Voting Stock, excluding for purposes of calculating the affirmative vote and the total number of outstanding shares of Voting Stock under this clause (b), all shares of Voting Stock of which the beneficial owner is the Interested Shareholder involved in the Business Combination or any Affiliate or Associate of such Interested Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law.

           B.   Definition of "Business Combination." The term "Business
                -----------------------------------
Combination" as used in this Article 11 shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this subsection 1.

           Subsection 2.   When Higher Vote Is Not Required.
                           --------------------------------

           The provisions of subsection 1 of this Article 11 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either paragraph A, or paragraph B are met:

           A.    Approval by Continuing Directors. The Business Combination
                 --------------------------------
shall have been approved by at least two-thirds of the Continuing Directors (as hereinafter defined) then in office at a duly constituted meeting of the board of directors of the Corporation called for such purpose.

           B.    Price and Procedure Requirements. All of the following
                 --------------------------------
conditions shall have been met:

           (i) The aggregate amount of the cash and the Market Value as of the Valuation Date (as hereinafter defined) of the Business Combination of consideration other than cash to be received per share by holders of common stock in such Business Combination shall be at least equal to the highest of the following:

               (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of common stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

               (b) the Market Value per share of common stock of the same class or series on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article 11 as the "Determination Date"), whichever is higher; or

               (c) the price per share equal to the Market Value per share of common stock of the same class or series determined pursuant to subdivision
(i)(b) hereof, multiplied by the fraction of (1) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealer's fees) paid by the Interested Shareholder for any shares of common stock of the same class or series acquired by it within the two-year period immediately prior to the Announcement Date, over (2) the Market Value per share of common stock of the same class or series on the first day in such two-year period on which the Interested Shareholder acquired shares of common stock.

           (ii) The aggregate amount of the cash and the Market Value as of the Valuation Date of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Voting Stock, other than common stock, shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):


           (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class or series of Voting Stock acquired by it: (1) within two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

           (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

           (c) the Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; or

           (d) the price per share equal to the Market Value per share of such class or series of stock determined pursuant to subdivision (ii)(c) hereof multiplied by the fraction of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of any class or series of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date over (2) the Market Value per share of the same class or series of Voting Stock on the first day in such two-year period on which the Interested Shareholder acquired any shares of the same class or series of Voting Stock.

     (iii) The consideration to be received by holders of a particular class or series of outstanding Voting Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class or series of Voting Stock. If the Interested Shareholder has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it.

     (iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (a) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock of the Corporation, unless the failure so to declare and pay such dividends is approved by a majority of the Continuing Directors; (b) there shall have been (1) no reduction in the annual rate of dividends paid on any class or series of the capital stock of the Corporation (except as necessary to reflect any subdivision of the capital stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of common stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Shareholder shall not have become the beneficial owner of any additional shares of capital stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder or by virtue of proportionate stock splits or stock dividend.

                             (v) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any of its Subsidiaries (whether in anticipation of or in connection with such Business Combination or otherwise).

                             (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 20 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

                     Subsection 1.  Certain Definitions.
                                    -------------------

           For the purposes of this Article 11:

                     A. "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

                           (i)    is the beneficial owner, directly or
                    indirectly, of 10 percent or more of the voting power of the then outstanding Voting Stock; or

                          (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding Voting Stock.

                     B. "Beneficial owner," when used with respect to any Voting Stock, means a person:

                           (i)    that, individually or with any of its
                    Affiliates or Associates, beneficially owns Voting Stock directly or indirectly; or

                          (ii) that, individually or with any of its Affiliates or Associates, has (a) the right to acquire Voting Stock (whether such right is exercisable immediately or only after passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; (b) the right to vote or direct the voting of Voting Stock pursuant to any agreement, arrangement or understanding; or (c) the right to dispose of or to direct the disposition of Voting Stock pursuant to any agreement, arrangement or understanding; or

                         (iii) that, individually or with any of its Affiliates or Associates, has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Voting Stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such shares of Voting Stock.

                     C. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph A of this subsection 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph B of this subsection 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                     D. "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control, with a specified person.

                     E. "Associate," when used to indicate a relationship with any person, means: (1) any domestic or foreign corporation or organization, other than the Corporation or a subsidiary of the Corporation, of which such person is an officer, director or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities; (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse who has the same home as such person or who is a director or officer of the Corporation or any of its Affiliates.

                     F. "Subsidiary" means any corporation of which Voting Stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the Corporation.

                     G. "Continuing Director" means any member of the board of directors of the Corporation who is unaffiliated with the Interested Shareholder and was a member of the board of directors of the Corporation prior to the time that the Interested Shareholder (including any Affiliate or Associate of such Interested Shareholder) became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the board of directors of the Corporation.

                     H.   "Market Value" means:

                            (i)   in the case of stock, the highest
                     closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the composite tape for New York Stock Exchange - listed stocks, or, if such stock is not quoted on the composite tape, or the New York Stock Exchange, or, if such stock is not listed on such exchange, the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the board of directors of the Corporation in good faith; and

                           (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the board of directors of the Corporation in good faith.

                     I. "Valuation Date" means: (A) For a business combination voted on by shareholders, the latter of the day prior to the date of the shareholders vote or the date twenty days prior to the consummation of the Business Combination; and (B) for a Business Combination not voted upon by the shareholders, the date of the consummation of the Business Combination.

                     J. "Voting Stock" means the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

                     K. In the event of any Business Combination in which the Corporation is the surviving corporation, the phrase "consideration other than cash to be received" as used in paragraphs B(i) and B(ii) of Section 2 of this Article 11 shall include the shares of common stock and/or the shares of any other class or series of outstanding Voting Stock retained by the holder of such shares.

                     Subsection 2.   Powers of the Board of Directors.
                                     --------------------------------

           A majority of the Corporation's directors then in office shall have the power and duty to determine for the purpose of this Article 11, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, and (D) whether the requirements of paragraph B of Section 2 have been met with respect to any Business Combination; and the good faith determination of a majority of the board of directors on such matters shall be conclusive and binding for all the purposes of this Article 11.

                     Subsection 3.        No Effect on Fiduciary Obligations of
                                          -------------------------------------

           Interested Shareholders.
           -----------------------

           Nothing contained in this Article 11 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

           Article 1. Anti-Greenmail. Any direct or indirect purchase or other
                      --------------
acquisition by the Corporation of any Voting Stock (as defined in Article 11 hereof) from any Significant Shareholder (as hereinafter defined) who has been the beneficial owner (as defined in Article 11 hereof) of such Voting Stock for less than two years prior to the date of such purchase or other acquisition shall, except as hereinafter expressly provided, require the affirmative vote of the holders of at least a majority of the total number of outstanding shares of Voting Stock, excluding in calculating such affirmative vote and the total number of outstanding shares all Voting Stock beneficially owned by such Significant Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, but no such affirmative vote shall be required with respect to any purchase or other acquisition of Voting Stock made as part of a tender or exchange offer by the Corporation to purchase Voting Stock on the same terms from all holders of the same class of Voting Stock and complying with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations hereunder.

           For the purposes of this Article 12, "Significant Shareholder" shall mean any person (other than the Corporation or any corporation of which a majority of any class of Voting Stock is owned, directly or indirectly, by the Corporation) who or which is the beneficial owner, directly or indirectly, of five percent or more of the voting power of the outstanding Voting Stock.

           Nothing contained in this Article 12 shall be construed to relieve any interested shareholder from any fiduciary obligation imposed by law.

           Article 2. Shareholder Action. Any action required or permitted to be
                      ------------------
taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be affected by any consent in writing by such holders, unless such consent is unanimous.

           Article 3. Amendment of Certificate of Incorporation. Except as set
                      -----------------------------------------
forth in this Article 14 or as otherwise specifically required by law, no amendment of any provision of this Certificate of Incorporation shall be made unless such amendment has been first proposed by the board of directors of the Corporation upon the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the board of directors called for such purpose and thereafter approved by the shareholders of the Corporation by the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon at a duly called annual or special meeting; provided, however, that if such amendment is to the provisions set forth in this clause of
Article 14 or in Article 6, 7, 8, 10, 11, 12 or 13, such amendment must be approved by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote thereon rather than a majority; provided, further, that if such amendment is to the provisions set forth in this clause of Article 14 or in Article 11, such amendment must be approved by the affirmative vote of the holders of at least 80 percent of the shares entitled to vote thereon rather than a majority.

           Article 4. Limitation on Director Liability. No director of the
                      --------------------------------
Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (1) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL for approval of an unlawful dividend or an unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 15 by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation for acts or omissions occurring prior to the effective date of such repeal or modification.

           Article 5. Certain Restrictions on the Transfer of Stock. In order to
                      ---------------------------------------------
preserve the net operating loss carryovers, net capital loss carryovers, and certain other attributes (the "Tax Benefits") to which the Corporation is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (collectively the "Code") and the regulations thereunder, the following restrictions shall apply until December 31, 2008, unless the board of directors of the Corporation shall fix an earlier or later date in accordance with subsection 8 of this Article 16 (such date is sometimes referred to herein as the "Expiration Date"):

                     Subsection 1. Restrictions and Definitions. From and after
                                   ----------------------------
April 11, 1994, no person other than the Corporation shall transfer any shares of stock of the Corporation (other than stock described in Section 1504(a)(4) of the Code or any successor statute, or stock that is not so described solely because it is entitled to vote as a result of dividend arrearages) to any person to the extent that such transfer, if effective, would cause the Ownership Interest Percentage of the transferee or any other person to increase above 4.9 percent, whether or not said transferee or other person held stock of the Corporation in excess of such percentage before such transfer. For purposes of this Article 16, (a) "person" refers to any individual, corporation, estate, trust, association, company, partnership, joint venture, or similar organization; (b) a person's Ownership Interest Percentage shall be the sum of (i) such person's direct ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(8) or any successor regulation, (ii) such person's indirect ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(15) or any successor regulation, and (iii) such person's additional deemed ownership interest in the Corporation as determined under Proposed Treasury Regulation Section 1.1502-92(c) or any successor regulation, except that, for purposes of determining a person's direct ownership interest in the corporation, any ownership interest held by such person in the Corporation described in Treasury Regulation Section 1.382-2T(f)(18)(iii)(A) or any successor regulation shall be treated as stock of the Corporation, and for purposes of determining a person's indirect ownership interest in the Corporation, Treasury Regulations Sections 1.382-2T(g)(2), 1.382-2T(h)(2)(iii) and 1.382-2T(h)(6)(iii) or any successor regulations shall not apply and any stock that would be attributed to such person pursuant to the option attribution rules of Treasury Regulation Section 1.382-2T(h)(4) and Treasury Regulation Section 1.382-4 or any successor regulations, if to do so would result in an ownership change, shall be attributed to such person without regard to whether such attribution results in an ownership change; (c) "transfer" refers to any means of conveying legal or beneficial ownership of shares of stock of the Corporation, whether such means is direct or indirect, voluntary or involuntary, including, without limitation, the transfer of ownership of any entity that owns shares of stock of the Corporation, and "transferee" means any person to whom stock of the Corporation is transferred.

                     Subsection 2. Exceptions.  Any transfer of shares of stock
                                   ----------
of the Corporation that would otherwise be prohibited pursuant to the preceding subsection shall nonetheless be permitted if information relating to a specific proposed transaction is presented to the board of directors of the Corporation and the board determines (based, at its option, upon an opinion of legal counsel selected by the board to that effect) that such transaction will not jeopardize the Tax Benefits. Nothing in this subsection shall be construed to limit or restrict the board of directors of the Corporation in the exercise of its fiduciary duties under applicable law.

                     Subsection 3. Attempted Transfer in Violation of Transfer
                                   -------------------------------------------
Restrictions. Unless approval of the board of directors of the Corporation is
------------
obtained as provided in subsection 2 of this

Article 16, any attempted transfer of shares of stock of the Corporation in excess of the shares that could be transferred to the transferee without restriction under subsection 1 of this Article 16 is not effective to transfer ownership of such excess shares (the "Prohibited Shares") to the purported acquiror thereof (the "Purported Acquiror"), who shall not be entitled to any rights as a shareholder of the Corporation with respect to the Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto). All rights with respect to the Prohibited Shares shall remain the property of the person who initially purported to transfer the Prohibited Shares to the Purported Acquiror (the "Initial Transferor") until such time as the Prohibited Shares are resold as set forth in subsection 3(A) or (B) of this
Article 16. The Purported Acquiror, by acquiring ownership of shares of stock of the Corporation that are not Prohibited Shares, shall be deemed to have consented to all the provisions of this Article 16 and to have agreed to act as provided in the following subsection 3(A).

                 (A) Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of purported ownership of the Prohibited Shares within the Purported Acquiror's possession or control, along with any dividends or other distributions paid by the Corporation with respect to the Prohibited Shares that were received by the Purported Acquiror (the "Prohibited Distribution"), to an agent designated by the Corporation (the "Agent"). If the Purported Acquiror has sold the Prohibited Shares to an unrelated party in an arms-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as agent for the Initial Transferor, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds") except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to the following subsection 3(B) if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of the Prohibited Shares by the Purported Acquiror other than a transfer described in one of the two preceding sentences shall not be effective to transfer any ownership of the Prohibited Shares.

                 (B) The Agent shall sell in an arms-length transaction (through the Nasdaq Stock Market, if possible) any Prohibited Shares transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sales Proceeds"), or the

           Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the following amount: (i) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares, and (ii) where the purported transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported transfer, the fair market value of the Prohibited Shares at the time of such purported transfer. Subject to the succeeding provisions of this subsection, any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be the property of the Initial Transferor. If the identity of the Initial Transferor cannot be determined by the Agent through inquiry made to the Purported Acquiror, the Agent shall publish appropriate notice (in The Wall Street Journal, if possible) for seven (7) consecutive business days in an attempt to identify the Initial Transferor in order to transmit any Resale Proceeds or Sales Proceeds or Prohibited Distributions due to the Initial Transferor pursuant to this subsection. The Agent may also take, but is not required to take, other reasonable actions to attempt to identify the Initial Transferor. If after ninety (90) days following the final publication of such notice the Initial Transferor has not been identified, any amounts due to the Initial Transferor pursuant to this subsection may be paid over to a court or governmental agency, if applicable law permits, or otherwise shall be transferred to an entity designated by the Corporation that is described in Section 501(c)(3) of the Code. In no event shall any such amounts due to the Initial Transferor inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses (including but not limited to the expenses of publication) incurred by the Agent in attempting to identify the Initial Transferor.

           Subsection 4. Prompt Enforcement Against Purported Acquiror. Within
                         ---------------------------------------------
thirty (30) business days of learning of a purported transfer of Prohibited Shares to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror within thirty (30) business days from the date of such demand, the Corporation shall institute legal proceedings to compel such transfer, provided, however, that nothing in this subsection 4 shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that failure of the Corporation to act within the time periods set out in this subsection 4 shall not constitute a waiver of any right of the Corporation to compel any transfer required by subsection 3(A) of this Article 16.

           Subsection 5. Additional Actions to Prevent Violation or Attempted
                         ----------------------------------------------------
Violation. Upon a determination by the board of directors of the Corporation
---------
that there has been or is threatened a purported transfer of Prohibited Shares to a Purported Acquiror, the board of directors may take such action in addition to any action required by the preceding subsection as it deems advisable to give effect to the provisions of this Article 16, including, without limitation, refusing to give effect on the books of this Corporation to such purported transfer or instituting proceedings to enjoin such purported transfer.

           Subsection 6. Obligation to Provide Information. The Corporation may
                         ---------------------------------
require as a condition to the registration of the transfer of any shares of its stock that the proposed transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the proposed transferee's direct or indirect ownership interests in, or options to acquire, stock of the Corporation.

           Subsection 7. Legends. All certificates evidencing ownership of
                         -------
shares of stock of this Corporation that are subject to the restrictions on transfer contained in this Article 16 shall bear a conspicuous legend referencing the restrictions set forth in this Article 16.

           Subsection 8. Further Actions. Nothing contained in this Article 16
                         ---------------
shall limit the authority of the board of directors of the Corporation to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of the holders of its securities in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the board of directors of the Corporation may (i) accelerate or extend the Expiration Date, (ii) modify the Ownership Interest Percentage in the Corporation specified in the first sentence of subsection 1, (iii) modify the definitions of any terms set forth in this
Article 16 as reasonably necessary or desirable to preserve the Tax Benefits under the Code and the regulations thereunder, or (iv) determine that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, which determination shall be based upon an opinion of legal counsel to the Corporation and which determination shall be filed with the Secretary of the Corporation and mailed by the Secretary to shareholders of this Corporation within ten (10) days after the date of any such determination.